UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2004

NORCROSS SAFETY PRODUCTS L.L.C.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-110531	61-1283304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 York Road, Suite 215
Oak Brook, Illinois 60523
(Address of Principal Executive Offices, including Zip Code)

(630) 572-5715
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 16, 2004, NSP Holdings L.L.C., the parent company of Norcross Safety Products L.L.C., and NSP Holdings Capital Corp., a subsidiary of NSP Holdings L.L.C. (together with NSP Holdings L.L.C., the “issuers”), entered into a purchase agreement with respect to the sale of $92.0 million of its 11.75% Senior Pay In Kind Notes due 2012.  The issuers also intend to sell $8.0 million of the notes directly to CIVC Partners Fund, L.P., an affiliate of the issuers.  Interest on the notes will be payable at the issuers’ option in cash or payable in kind for the first five years, and thereafter in cash.  On July 1, 2010, the issuers will be required to mandatorily redeem, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, notes in an aggregate principal amount sufficient to ensure that the notes are not treated for tax purposes as “Applicable High Yield Discount Obligations.”  Approximately $62.5 million of the proceeds will be used to make distributions to NSP Holdings L.L.C.’s equity holders and the remainder will be used for general corporate purposes.  The offering is expected to close on January 7, 2005.

The notes will not be registered under the Securities Act of 1933, or any state securities laws.  Therefore, the notes may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.  This Form 8-K is neither an offer to sell nor a solicitation of any offer to buy the notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORCROSS SAFETY PRODUCTS L.L.C.

/s/ David F. Myers, Jr.
Date:	December 21, 2004	By:	David F. Myers, Jr.
		Its:	Executive Vice President, Chief Financial
Officer, Secretary and Manager